EXHIBIT 10.5

LOCATION BASED TECHNOLOGIES, CORP.
STOCK OPTION AWARD AGREEMENT

This agreement dated as of October 11, 2007, (“Award Agreement”), is entered into by and between Location Based Technologies, Corp., a California corporation (the “Company”), and Joseph Scalisi (the “Optionee”).

1.           General.  The options evidenced by this Award Agreement (“Options”) are nonqualified stock options granted as of the date specified above (the “Award Date”).  They are issued pursuant to the power of the Company to do so set forth in Section 404 of the California Corporations Code, and not pursuant to any plan.

2.           Grant/Termination.  The Company hereby grants to the Optionee Options to purchase a total of 2,000,000 shares of Common Stock of the Company, exercisable as provided in the Exercise Schedule set forth in Section 5 below at $1 per share (the “Exercise Price”).  These Options shall terminate immediately upon Optionee’s termination of employment by the Company for Cause; twelve months after the Optionee’s termination of employment by the Company for other than Cause or voluntary termination of employment by Optionee; 12 months after the Optionee’s death or total disability; or ten years from the Award Date.  For purposes of this Award Agreement, the term “Cause” means engaging in any activity adverse, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Optionee’s employment for which either criminal or civil penalties have been awarded against the Optionee, (ii) violation of Company policies, including, without limitation, the Company’s discrimination, harassment or insider trading policies, (iii) accepting employment with or serving as a consultant, advisor or in any other capacity to an entity that is, or proposes to be, in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company

3.           Exercise Procedure.  In order to exercise the Options granted hereunder, the Optionee must give written notice thereof (using Exhibit A hereto) to the Board of Directors of the Company (“Board”) at the Company’s corporate headquarters specifying the number of shares of Common Stock being purchased.  Such notice must be accompanied by payment of the Exercise Price for the share or shares being purchased and this Award Agreement so that appropriate notation can be made thereon to reflect such exercise.  Such payment shall be by cash or check payable to the order of the Company, in an amount equal to the Exercise Price of the shares of Common Stock being purchased; provided, however, that all or a portion of the Exercise Price for the share or shares of Common Stock being purchased may also or alternatively be paid by the delivery of shares of Common Stock, the aggregate Fair Market Value of which is equal to the portion of such Exercise Price being paid by the delivery of shares of Common Stock.  Shares of Common Stock that may be used for payment shall include shares which were received by the Optionee upon the exercise of one or more Options and shares which the Optionee directs the Company to withhold, for the purpose of paying the Exercise Price, from shares which the Optionee would have received upon the exercise of one or more Options (so-called “cashless exercise”).  For purposes of this Agreement, Fair Market Value shall be determined in good faith by the Board of Directors in a manner not inconsistent with that described in Section 260.140.50 of the California Code of Regulations.

4.           No Other Rights.  Nothing herein contained shall confer on the Optionee any right with respect to continuation of employment by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Optionee, or, except as to shares of Common Stock actually delivered, confer any rights as stockholder upon the holder hereof.

5.           Vesting.

(a)           If the Optionee continues to be employed by the Company (or a Subsidiary or Affiliate thereof), subject to Section 6 hereof, the Options granted hereunder will become exercisable by the Optionee in accordance with the following exercise schedule until the specified events have occurred after the Award Date of the Options:

As of the Date the Company Achieves the No. of Customers Specified Below* 100,000 250,000	No. of Options Vested 1,000,000 1,000,000

For purposes of this Award Agreement, a person or entity will be deemed to be a “customer” if it actually pays for service in any month of measurement as reflected on the Company’s server system showing active devices.

(b)           Notwithstanding the foregoing, upon a “Change in Control”, all Options which have not lapsed prior to the date of such Change in Control shall become fully vested and exercisable (if not already vested and exercisable) by Optionee.  The phrase “Change in Control” means the following and shall be deemed to occur if any of the following events specified in clauses (i), (ii), (iii) or (iv) occur:

(i)           Any person or entity becomes, after the Award Date, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1923, as amended), directly or indirectly, more than 50% of the combined voting power of the Company’s then outstanding securities; or

(ii)           During any period of two consecutive years, individuals, who at the beginning of such period, constitute the Board and any new Director of the Company (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors of the Company then still in office who either were Directors of the Company at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)           A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control, and provided further a merger or consolidation in which the Company is the surviving entity (other than as a wholly owned subsidiary of another entity) and in which the Board of Directors of the Company or the successor to the Company after giving effect to the merger or consolidation, is comprised of a majority of members who are either (x) Directors of the Company immediately preceding the merger or consolidation, or (y) appointed to the Board of Directors by the Company (or the Board) as an integral part of such merger or consolidation, shall not constitute a Change in Control; or

(iv)           Approval by the shareholders of the Company or any order by a court of competent jurisdiction of a plan of liquidation of the Company, or the sale or disposition by the Company of all or substantially all of the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; or (ii) pursuant to a dividend in kind or spin-off type transaction, directly or indirectly, of such assets to the shareholders of the Company;

(v)           Notwithstanding the foregoing, a Change in Control of the type described in clauses (ii), (iii) or (iv) above shall be deemed to be completed on the date it occurs, and a Change in Control of the type described in clause (i) above shall be deemed to be completed as of the date the entity or group attaining greater than 50% ownership has elected its representatives to the Board and/or caused its nominees to become officers of the Company with the authority to terminate or alter the terms of any Employee’s employment.

(c)           In addition, upon a Change in Control where the equity holders of the Company hold more than 50% of the outstanding voting equity of the survivor of the Change of Control, if necessary, this Option shall be automatically converted into the right to receive, and thereafter shall be exercisable for, in accordance with this Agreement, the securities, cash and/or other consideration that a holder of the shares underlying the Options would have been entitled to receive upon a consummation of such Change of Control had such shares been issued and outstanding immediately prior to the effective date and time of the Change of Control (net of appropriate exercise prices).

6.           Noncompetition.  In consideration for the grant of the Options granted hereunder, Optionee specifically agrees that while Optionee is an employee of the Company and for a period of 12 months after the termination of his employment with the Company and all Subsidiaries and Affiliates, Optionee he will not, either directly or indirectly:

(a)           as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than four percent of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products or services which would compete with the products or services of the kind or type developed or being developed, produced, marketed or sold by the Company, or planned to be produced, marketed or sold as described in any business plan of the Company or as set forth in any notes or minutes of internal Company meetings, while the Employee was employed by the Company or any Subsidiary or Affiliate;

(b)           recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

(c)           solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company;

provided, however, that this Section 6 shall cease to apply if the Optionee’s employment with the Company and all of its Subsidiaries and Affiliates is terminated by Optionee’s employer without Cause.  Optionee further agrees to notify anyone employing Optionee or utilizing Optionee as a consultant, advisor or in any other capacity, or evidencing an intention to employ or so utilize Optionee, of the existence and provisions of this Award Agreement.

7.           Nontransferability of Option.  The Option shall not be transferable or assignable by the Optionee, other than by will or the laws of descent and distribution (or as otherwise permitted by the Board in its sole discretion), and shall be exercisable during the Optionee’s lifetime only by him or her or by his or her legal representative(s) or guardian(s) or any permitted transferee.

8.           Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by reputable overnight courier, (iii) sent via telecopier (fax) transmission or via electronic mail (e-mail) or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to Optionee, at the address, fax number or e-mail address set forth on the signature page hereto; or (b) if to the Company, at the address, fax number or e-mail address set forth in the signature page hereto, or in either case, to such other address or fax number as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith.  Any such communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) on the first Business Day (as hereinafter defined) after dispatch, if sent by a reputable overnight courier or via fax or e-mail and (iii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.  As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

9.           Legends.  All certificates representing any shares of Common Stock or other securities of the Company subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a)           “These securities have not been registered under the Securities Act of 1933 or any state securities law.  They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or law or an opinion of counsel satisfactory to the Company that such registration is not required.”

(b)           Such other or similar legends as the Company may reasonably require.

10.           Applicable Law.  The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of California without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Superior Court of the State of California for Orange County or the United States District Court for the Central District of California and the Optionee consents to the jurisdiction and venue of those courts.

11.           Severability.  The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

12.           Waiver.  The waiver by the Company of a breach of any provision of this Award Agreement by Optionee shall not operate or be construed as a waiver of any subsequent breach by Optionee.

13.           Survival.  Section 6 of this Award Agreement will remain in full force and effect following the termination of the Optionee’s employment with the Company and its Subsidiaries and Affiliates for any reason.

14.           Binding Effect.  The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns (including, without limitation, merger participants), the estate of the Optionee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Optionee.  Notwithstanding anything herein to the contrary, in the event of the merger or consolidation of the Company with any other corporation or corporations, the sale by the Company of a major portion of its assets or of its business and good will, or any other corporate reorganization involving the Company, the Optionee’s obligations under Section 7 hereof may be assigned and transferred to such successor in interest.

15.           Counterparts.  This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Optionee	LOCATION BASED TECHNOLOGIES, CORP.

/s/ Joseph Scalisi	/s/ David Morse
Joseph Scalisi	David Morse, Chief Executive Officer

Address: 21520 Yorba Linda Blvd, G357.	Address: 4989 E. La Palma Boulevard
Yorba Linda, CA 92887	Anaheim, California 92807

Fax No.: 714-200-0287	Fax No.: 714-200-0287

E-Mail Address: joseph@pocketfinder.com	E-mail: dave@pocketfinder.com

EXHIBIT A

NOTICE OF EXERCISE
under
STOCK OPTION AWARD AGREEMENT

To:                 Location Based Technologies, Corp. (the “Company”)

From:

Date:

Pursuant to the Stock Option Award Agreement (the “Agreement”) (capitalized terms used without definition herein have the meanings given such terms in the Agreement) between the Company and myself effective _______________, 2007, I hereby exercise my Option as follows:

Number of shares of Common Stock I wish to purchase under the Option
Exercise Price per Share	$
Total Exercise Price	$
“Vested Portion” of Option (see definition in Section 5 of the Agreement)
Number of shares I have previously purchased by exercising the Option
Expiration Date of the Option

I hereby represent, warrant, and covenant to the Company that:

(a)           I am acquiring the Common Stock for my own account, for investment, and not for distribution or resale, and I will make no transfer of such Common Stock except in compliance with applicable federal and state securities laws.

(b)           I can bear the economic risk of the investment in the Common Stock resulting from this exercise of the Option, including a total loss of my investment.

(c)           I am experienced in business and financial matters, am familiar with the Company’s business and prospects and am capable of (i) evaluating the merits and risks of an investment in the Common Stock; (ii) making an informed investment decision regarding exercise of the Option; and (iii) protecting my interests in connection therewith.

(d)           Any subsequent offer for sale or distribution of any of the shares of Common Stock by me shall be made only pursuant to (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (“33 Act”), which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the 33 Act, it being understood that to the extent any such exemption is claimed, I shall, prior to any offer for sale or sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Board, from counsel for or approved by the Board, as to the applicability of such exemption thereto.

I acknowledge that I must pay the total Exercise Price in full and make appropriate arrangements for the payment of all federal, state and local tax withholdings due (if any) with respect to the Option exercised herein, before the stock certificate evidencing the shares of Common Stock resulting from this exercise of the Option will be issued to me.

Attached in full payment of the Exercise Price for the Option exercised herein is (i) a check made payable to the Company in the amount of $_______________ and/or (ii) a stock certificate for _______________ shares of Common Stock that have been owned by me or by me and my spouse jointly for at least six months, with a duly completed stock power attached, with a total Fair Market Value on the date hereof to the Total Exercise Price, or (iii) written instructions to treat this as a “cashless exercise” as described in paragraph 3 of the Award Agreement.

Print Name :

RECEIVED BY THE COMPANY:

LOCATION BASED TECHNOLOGIES, CORP.

Name: ____________________________
Title: ____________________________

Date: ____________________________